TERM NOTE


Springfield,  Illinois

As of May 8, 1996                                   $8,900,000.00

     FOR VALUE RECEIVED, the undersigned, FIRST COMMONWEALTH CORPORATION, a Virginia corporation (herein called "Maker"), promises to pay to the order of FIRST OF AMERICA BANK-ILLINOIS, N.A. (herein called "Payee," which term herein in every instance shall refer to any owner or holder of this note) the sum of EIGHT MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($8,900,000.00), together with interest on the principal hereof from time to time outstanding from the date of advancement until maturity, at the per annum rate hereinafter stated, said principal and interest being payable in lawful money of the United States of America at the banking office quarters of the Payee at One Old Capital Plaza North, Springfield, Illinois 62794-9268, or at such other place as Payee may designate hereafter in writing.

     The principal balance hereof advanced and from time to time remaining unpaid shall bear interest during each day of the term of the loan evidenced hereby at a variable per annum rate equal to the lesser of (a) a per annum rate that is equal to the sum (herein called the "Basic Rate") of (i) nine-sixteenths of one percent (9/16%) plus (ii) the Base Rate. "Base Rate" means the floating daily, variable rate of interest determined and announced by the Bank from time to time as its "Base Lending Rate" (without reference to prime or base rate of any other financial institution) which rate may not necessarily be the lowest rate of interest charged by the Bank to any of its customers. The Bank's Base Rate is an "Index" and the actual rate charged to any borrower for a specific loan may be above or below that "Index". The Basic Rate shall change when and as the "Base Rate" shall change, effective on the date of such change or
(b) the Maximum Rate (hereinafter defined). Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the rate of interest payable hereunder shall be the Maximum Rate until the Payee shall have received the amount of interest it otherwise would have received if the interest payable hereunder had not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate.

     All past due principal and interest of this note, whether due as the result of acceleration of maturity or otherwise, shall bear interest at the lesser of (1) a rate that is five percentage points above the Base Rate, as it varies, or (2) the maximum lawful rate of interest permitted by the applicable laws, now or hereafter enacted, which interest rate (herein called the "Maximum Rate") shall change when and as said laws shall change to the extent permitted by said laws, effective on the day such change in said laws becomes effective, from the date the payment thereof shall have become due until the same have been fully discharged by payment.

     Interest on the principal balance of this note advanced and from time to time outstanding shall be due and payable in quarter-annual installments as it accrues, the first such installment of interest to be due and payable three (3) months from the date hereof and a subsequent

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installment of interest to be  due and  payable on  the same  day of each succeeding third calendar month thereafter until May 8, 2005, when the then remaining unpaid principal balance hereof and all accrued unpaid interest thereon shall be due and payable in full.

     The principal balance of the Note shall be due and payable as follows: (i) an installment of principal in the amount of $1,000,000 shall be due and payable on May 8, 1997, and (ii) installments of principal in the amount of $1,000,000 shall be payable on May 8 of each year thereafter until May 8, 2005, when the then remaining unpaid balance of principal of the Note and all accrued unpaid interest thereon shall be due and payable in full.

     Any other provisions of this Note or the Credit Documents notwithstanding, and subject to the limitations provided below, the Payee may require payment in full of this Note pursuant to the Call Option provided in the Credit Agreement, as defined below.

     This note is issued pursuant to that certain Credit Agreement of even date herewith (the "Credit Agreement"), by and between Maker and the Payee. This Note is entitled to all the benefits of the Credit Agreement, is secured as provided in the Credit Agreement, and reference is hereby made to the Credit Agreement for certain rights as to the prepayment and the acceleration of the maturity hereof.

     Except as expressly provided herein, in the Credit Agreement, or in any of the other Credit Documents, Maker and any and all sureties, guarantors and endorsers of this note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration), all other formalities of any kind and diligence in collecting and bringing suit against any party hereto, and agree
(a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for this note, (c) to the release of any party primarily or secondarily liable hereon, and (d) that it will not be necessary for Payee, in order to enforce payment of this note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this note.

     This note shall be governed by and construed under the laws of the State of Illinois and applicable federal law.

     Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

     Maker represents and warrants to Payee and to all other owners and holders of any indebtedness evidenced hereby that the loan evidenced by this note is for business, commercial, investment or other similar purpose and not primarily for personal, family, household or


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agricultural use, as such terms are used or defined in Regulation
Z  promulgated by the Board  of Governors of  the Federal Reserve
System  and under Title I and V of the Consumer Credit Protection
Act.


                              FIRST COMMONWEALTH CORPORATION,
                              a Virginia corporation



                                  James E. Melville
Attest:                      By:____________________________________
                                  James E. Melville
                             Its: Senior Executive Vice President




George E. Francis
______________________________
George E. Francis, Secretary









rfm\foa-ill\first.cmw\exhibitC.cln

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